Re: Voyageur Tax-Exempt Trust, Series 3
(A Unit Investment Trust)
Registered Under the Securities Act of 1933,
File No. 33-90800

Dear Sir/Madam:

We have examined the Registered Statement for the above captioned fund, copy of which is attached hereto.

We, the Securities Pricing Service, a division of George K. Baum & Company, hereby consent to the reference in the Prospectus and Registration Statement as the Evaluator for the above captioned fund.

You are authorized to file copies of this letter with the Securities and Exchange Commission.

Sincerely,


/s/ T.J. Shah
T.J. Shah
Vice President, SPS